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                                                                    Exhibit 10.1


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


                                   )
IN RE NEW VALLEY CORPORATION       )           Consolidated
DERIVATIVE LITIGATION              )           Civil Action No. 17649-NC
                                   )

                     STIPULATION AND AGREEMENT OF SETTLEMENT

         The parties to the above-captioned action, by and through their respective attorneys, hereby enter into the following Stipulation and Agreement of Settlement (the "Stipulation" or "Settlement," as appropriate), subject to the approval of the Court of Chancery of the State of Delaware (the "Court"):

         WHEREAS,

         A. Two actions were commenced in the Court, styled Fuss v. New Valley Corporation, C.A. No. 15613-NC and Goodwin v. New Valley Corporation, C.A. No. 16840-NC (the "Actions").

         B. The Actions were filed as derivative actions on behalf of the nominal defendant, New Valley Corporation ("New Valley" and/or the "Company"). Also named as individual defendants in the Actions were various New Valley directors, namely, Arnold I. Burns ("Burns"), Henry C. Beinstein ("Beinstein"), Ronald J. Kramer, Richard J. Lampen, Bennett S. LeBow, Howard M. Lorber, Richard
S. Ressler, Barry W. Ridings ("Ridings"), and Victor M. Rivas (collectively, the "Individual Defendants"), and Brooke Group Ltd. ("Brooke" and, together with the Individual Defendants and New Valley, the "Defendants").

         C. Brooke, now known as Brooke Group Holding Inc., an indirect, wholly owned subsidiary of Vector Group Ltd. ("Vector"), was New Valley's controlling



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stockholder at the time of the Transaction (defined in recital "D" below) and was the beneficial owner of approximately 40% of New Valley's common stock, approximately 60% of New Valley's Class A Preferred shares, and approximately 10% of New Valley's Class B Preferred shares. BrookeMil Ltd. ("BML") was a subsidiary of Brooke and a Russian real estate development company at the time of the Transaction.

         D. In each of the initial operative complaints in the Actions, plaintiffs claimed that the Individual Defendants knowingly breached their fiduciary duty of loyalty to New Valley and its shareholders by (1) acquiescing in the acquisition by New Valley of BML from Brooke (the "Transaction"), (2) accepting terms in the Transaction that were unfair to New Valley, (3) overpaying Brooke for the purchase of BML at a price exceeding BML's fair market value and book value, and (4) engaging in self-dealing and interested transactions, which were not recommended by a properly functioning or independent Special Committee of the New Valley Board of Directors and which were not at arms length. The complaints also asserted that the Transaction constituted corporate "waste."

         E. On February 13, 1997, plaintiff Richard Fuss ("Fuss") filed a derivative complaint on behalf of nominal defendant New Valley against the directors of New Valley and Brooke alleging breach of fiduciary duty.

         F. On November 17, 1998, in accordance with 8 Del. C. ss. 220, Richard
C. Goodwin ("Goodwin"), formerly a plaintiff herein and at that time a beneficial owner of New Valley shares, and Cede & Co. ("Cede"), as nominee for Goodwin, served a demand letter on New Valley, seeking to inspect New Valley's books and records relating to the disputed Transaction.



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         G. On December 11, 1998, Goodwin filed a verified complaint against New
Valley, seeking to enforce his inspection rights under 8 Del. C. ss. 220 to determine whether to pursue a derivative action against New Valley's officers and/or directors for waste and/or self-dealing with respect to the Transaction. On January 4, 1999, defendant moved to dismiss the Goodwin verified complaint for failure to comply with the requirements of 8 Del. C. ss. 220, including, but not limited to, failure to state a proper purpose and a claim upon which relief can be granted. Shortly before trial on the demand for inspection, the parties settled the dispute over the inspection rights and New Valley gave certain of the requested documents to Goodwin.

         H. On December 9, 1999, Goodwin filed a derivative complaint with allegations similar to those contained in plaintiff Fuss' February 13, 1997 derivative complaint. The Goodwin complaint contained additional factual allegations based, in part, on the documents New Valley produced pursuant to Goodwin's action under 8 Del. C.ss.220.

         I. By order dated February 7, 2000, the Court consolidated the Fuss and Goodwin actions and directed that Goodwin's complaint serve as the operative complaint in the consolidated action. The Court appointed the law firms of Grant & Eisenhofer and Abbey Gardy as plaintiffs' committee of the whole.

         J. On February 28, 2000, plaintiffs filed an amended derivative complaint ("Amended Complaint"), which corrected certain factual errors regarding the composition of New Valley's board of directors at the time plaintiff Goodwin filed his original complaint. In the Amended Complaint, plaintiffs again claimed, INTER ALIA, that


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the Individual Directors violated their fiduciary duty of loyalty by approving the Transaction and asserted that the Transaction constituted corporate "waste."

         K. On March 13, 2000, Defendants filed a motion to dismiss the plaintiffs' Amended Complaint, which the Court denied by memorandum opinion and order dated January 11, 2001.

         L. Thereafter, plaintiffs conducted extensive document discovery from Defendants and third parties and deposed Individual Defendants Burns, Beinstein and Ridings.

         M. On October 3, 2003, Defendants moved for summary judgment against plaintiff Goodwin. On June 28, 2004, the Court granted Defendants' motion for summary judgment against plaintiff Goodwin on the grounds that Goodwin lacked standing, inter alia, because he failed to satisfy the contemporaneous ownership requirement for derivative actions by virtue of a lapse of ownership of New Valley stock during the months of October 2000 through March 2001.


         N. Counsel for plaintiff have examined the relevant facts and law relating to the matters set forth in the Amended Complaint and have conferred with experts regarding damages caused by the Defendants' alleged breaches of fiduciary duty and plaintiff and his counsel have concluded that the terms and conditions of the Settlement (as defined below) are fair, reasonable, adequate, and in the best interests of the Company and its stockholders. Plaintiff has entered into this Stipulation after taking into account, among other things, (1) the value of the Settlement to the Company and its public shareholders, (2) the risks of continued litigation, and (3) the conclusion of plaintiff's




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counsel that the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of the Company and its stockholders.

         NOW, THEREFORE, IT IS STIPULATED AND AGREED, in consideration of the benefits afforded as described herein, subject to the approval of the Court and pursuant to Court of Chancery Rule 23.1, as follows:


         1. All claims, rights, demands, causes of action, suits, matters and issues known or unknown by plaintiff, any other past or present stockholder of the Company, or the Company, or by their or its predecessors, successors or assigns (or any person claiming by, through, in the right of, or on behalf of them or the Company by subrogation, assignment or otherwise), whether asserted directly, derivatively or otherwise, against Defendants (including the Company, as nominal defendant) or any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past, present or future officers, directors, associates, stockholders, controlling persons, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates or administrators (collectively, the "Released Persons"), whether under state, federal, common or administrative law, which have been, or could have been, asserted relating to the Transaction, the related disclosure materials, disclosures, facts and allegations that are or could (insofar as such transactions, disclosures, facts and allegations relate to, result from, or occurred in connection with, the subject matter of the Actions) be the subject of the Actions (collectively, the "Settled Claims"), shall be compromised, settled, released and dismissed with prejudice, upon and



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subject to the following terms and conditions; provided, however, that the
Settled Claims shall not include the right to enforce the terms of this Stipulation.

         2. In full and final settlement of the Actions, the parties agree that:

                  (a) Vector will pay seven million dollars ($7,000,000) in cash to New Valley (i) if no appeal is taken from the entry of the Final Order (defined in paragraph 4, below), within five (5) business days following the last date on which such an appeal could have been timely filed; and (ii) if an appeal is taken from the entry of the Final Order, within five (5) business days of the first to occur of (x) affirmance of the Final Order on appeal following the exhaustion of all possible appeals and (y) the expiration of the time to file a further appeal from an affirmance on appeal of the Final Order with no such further appeal having been filed.

                  (b) As soon as practicable after the execution of this Stipulation, the parties jointly shall apply to the Court for an Order in the form attached hereto as Exhibit A (the "Scheduling Order"), which shall provide, inter alia: (a) that a notice substantially in the form attached hereto as Exhibit B (the "Notice") is approved, and that distribution of the Notice in the manner and the form set forth in the Scheduling Order is the best notice practicable under the circumstances and meets the requirements of due process and applicable law and shall constitute due and sufficient notice of the proposed Settlement to all persons entitled to receive notice; and (b) that a hearing (the "Settlement Hearing") shall be held at a date set by the Court to determine whether the Settlement is fair, reasonable and adequate and should be approved by the Court.

         3. The Company shall be responsible for the reproduction and distribution of the Notice in accordance with the Scheduling Order and all costs related to such Notice



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shall be paid by the Company whether or not the Settlement is approved. Prior to or at the Settlement Hearing, counsel for the Company shall file with the Court an appropriate affidavit with respect to preparation and distribution of the Notice.

         4. If the Settlement is approved by the Court, the parties promptly shall request that the Court enter a final order and judgment dismissing the Actions with prejudice (the "Final Order"), substantially in the form attached hereto as Exhibit C.

         5. At or before the Settlement Hearing, plaintiff's counsel may apply for an award of fees not to exceed two million one hundred thousand dollars ($2,100,000) and documented expenses not exceeding fifty thousand dollars ($50,000), to be paid by New Valley as plaintiff's counsel shall direct. Defendants agree not to oppose an application up to those amounts. The fairness, reasonableness and adequacy of the Settlement may be considered and ruled upon by the Court independently of any award of attorneys' fees and expenses. Defendants retain the rights to oppose any other application for fees or disbursements by plaintiff, plaintiff's counsel or any other person. Subject to the terms and conditions of this Stipulation, such fees and expenses shall become payable within two (2) business days from the later of the date on which
(i) the order approving the Settlement is entered or (ii) any separate Order of the Court awarding plaintiff's counsel fees and expenses is entered. As a condition precedent to receiving payment of attorneys fees and expenses in conformity with this paragraph, plaintiff's counsel agree, jointly and severally, to repay to New Valley the fees and expenses so received, or the appropriate portion thereof, within 60 days in the event that either the Settlement is overturned on appeal or the amount of plaintiff's counsel's approved fees and expenses is lowered on appeal.



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         6. Each of the parties shall have the option to withdraw from and terminate the Settlement in the event that (a) either the Scheduling Order or the Final Order are not entered substantially in the forms specified herein, including such modifications thereto as may be ordered by the Court with the consent of the parties; or (b) the Settlement is not approved by the Court or is disapproved or substantially modified upon appeal. For purposes of this section, a disallowance or modification by the Court or on appeal of the fees and expenses provided for in paragraph 5 hereof shall not be deemed a modification or disapproval of the Settlement or the Final Order. In the event that a party withdraws from and terminates this Settlement, that party must provide, within five (5) business days of the event giving rise to such action, written notice of such withdrawal or termination and the grounds therefore to all signatories to this Stipulation.

         7. In the event the Settlement proposed herein is not approved by the Court, or the Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise and such order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to such Settlement are not fulfilled, then the Settlement proposed herein shall be of no further force and effect, and this Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof shall be null and void and without prejudice to any party hereto, and each party shall be restored to his, her or its respective position as it existed prior to the execution of this Stipulation, including the repayment of attorneys' fees and expenses as set forth above.

         8. If the Settlement is terminated for any reason whatsoever, all negotiations, proceedings, agreements, documents, and statements made in connection herewith shall



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not be deemed or construed to be evidence or an admission by any party of any act, matter or proposition and shall not be used in any manner or for any purpose in any subsequent proceeding in the Actions, or in any other action or proceeding.

         9. The provisions contained in this Stipulation are not and shall not be argued by any person to be or to be deemed to be a presumption, concession or admission by any defendant of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in this or any other action or proceeding, or to be or to be deemed to be a presumption, concession or admission by plaintiff of any lack of merit in the claims alleged or asserted, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in this or any other action or proceeding, civil, criminal or administrative, except in a proceeding to enforce the terms or conditions of the Stipulation.

         10. Defendants have denied and continue to deny that they have engaged in any misconduct or breaches of duty alleged in the Actions, and they have denied and continue to deny the material allegations of the Amended Complaint and all prior complaints in the Actions, and assert that the claims alleged are without merit, and that their conduct at all times has been lawful and proper. Nevertheless, Vector believes that the continued litigation of the Actions could have a substantial adverse effect upon its reputation, and it has agreed to fund the settlement payment set forth in paragraph 2 hereof to ensure that it does not suffer such reputational injury.

         11. If any claims which are or would be subject to the release and dismissal contemplated by the Settlement are asserted against any Released Person in any court



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prior to the Settlement becoming Final, plaintiff shall join in any motion to dismiss or stay such proceedings.

         12. Each of the attorneys executing this Stipulation on behalf of one or more parties hereto warrants and represents that he or she duly has been authorized and empowered to execute the Stipulation on behalf of his or her respective clients.

         13. This Stipulation constitutes the entire agreement among the parties, and supersedes any prior agreements among the parties (including, without limitation, the proposed settlement in principle) with respect to the subject matter hereof. This Stipulation may not be amended nor may any of its provisions be waived except by a writing executed by all of the parties hereto.

         14. This Stipulation, upon becoming operative, shall be binding upon and inure to the benefit of the parties hereto (and in the case of the benefits, all Released Persons) and their respective executors, administrators, legal representatives, heirs, transferees, successors in interest and assigns and upon any corporation, partnership or other entity into or with which any party may merge or consolidate.

         15. All of the exhibits hereto are incorporated herein by reference as if set forth herein verbatim, and the terms of all exhibits are expressly made part of this Stipulation.

         16. This Stipulation shall be governed by and interpreted according to Delaware law, without reference to rules of conflicts of laws.

         17. The waiver by any party of any breach of this Stipulation shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Stipulation.



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         18. This Stipulation may be executed in any number of actual or telecopied counterparts and by each of the different parties thereto on several counterparts, each of which when so executed and delivered shall be an original. The executed signature page(s) from each actual or telecopied counterpart may be joined together and attached to one such original and shall constitute one and the same instrument.

         19. The parties hereto and their attorneys agree to cooperate fully with one another and to use their best efforts in seeking and securing Court approval of this Stipulation and the Settlement.

Dated: March 11, 2005

/s/ Jay W. Eisenhofer
--------------------------------------------
Jay W. Eisenhofer
Grant & Eisenhofer, P.A.
1220 North Market Street, Suite 500
Wilmington, Delaware 19801
(302) 622-7000


/s/ Norman M. Monhait
------------------------------------
Norman M. Monhait
ROSENTHAL, MONHAIT, GROSS & GODDESS
Mellon Bank Center, Suite 1401
P.O. Box 1070
Wilmington, Delaware 19899
(302) 656-4433


/s/ Arthur N. Abbey
--------------------------------------------
Arthur N. Abbey
ABBEY GARDY, LLP
212 East 39th Street
New York, New York 10016
(212) 889-3700

Attorneys for Plaintiff





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/s/ Michael D. Goldman
------------------------------------
Michael D. Goldman
POTTER, ANDERSON & CORROON, LLP
1313 North Market Street
P.O. Box 951
Wilmington, Delaware 19899


/s/ Michael L. Hirschfeld
------------------------------------
Michael L. Hirschfeld
MILBANK, TWEED, HADLEY & McCLOY, LLP
1 Chase Manhattan Plaza
New York, New York 10005

Attorneys for Defendants




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